Exhibit 10.1
SUMMARY OF MOLYCORP, INC.
2011 ANNUAL INCENTIVE PLAN
On January 13, 2011, the Compensation Committee of the Board of Directors of Molycorp, Inc. (the “Company”), approved the 2011 Annual Incentive Plan (the “Plan”). The Plan provides that each participant is eligible to earn a bonus based on the Company’s achievement of performance goals during the performance period of January 1, 2011 to December 31, 2011.
The performance goals are based on certain business objectives of the Company, including advancing the Company’s financial goals, strategic projects, business plan and safety programs. For the Company’s named executive officers, other than Ksenia A. Adams, 75% of their performance goals will be company-wide objectives and 25% of their performance goals will be individual objectives. For employees who are grades ten through fifteen, including Ksenia A. Adams, 50% of their performance goals will be company-wide objectives and 50% of their performance goals will be individual objectives. For employees who are grades two through nine, 25% of their performance goals will be company-wide objectives and 75% of their performance goals will be individual objectives.
Bonus payments will depend on the overall level of achievement of the full set of performance criteria. The minimum level of achievement is 80%, which results in a participant’s earning 50% of his or her target bonus; the target level of achievement is 100%, which results in a participant’s earning 100% of his or her target bonus; and the maximum level of achievement is 120%, which results in a participant’s earning 200% of his or her target bonus. Target bonuses are based on a percentage of the participant’s 2011 annual base salary, the amount of which will vary depending on the participant’s position.
Half of a participant’s bonus amount, if any, will be paid in cash. The other half will be paid in shares of restricted stock, granted pursuant to the terms and conditions of the Molycorp, Inc. 2010 Equity and Performance Incentive Plan. The shares of restricted stock will vest on the third anniversary of their date of grant.
There is no formally adopted plan document for the Plan.